Exhibit 16.1

Deloitte & Touche LLP 695 Town Center Drive Suite 1200 Costa Mesa, CA 92626 USA Tel: +1 714 436 7100 Fax: +1 714 436 7200 www.deloitte.com

April 2, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Tilly’s, Inc. Form 8-K dated April 2, 2015, and we agree with the statements made therein.

Yours truly,

Member of
Deloitte Touche Tohmatsu Limited